Exhibit 13(a)(1)

AMENDMENT NO. 1 TO THE AMENDED AND RESTATED CLASS A DISTRIBUTION PLAN OF MERCURY FUNDS, INC.

AGREEMENT made by and between Mercury Funds, Inc. (the “Corporation”) and FAM Distributors, Inc. (“FAMD”).

WHEREAS, the Corporation and FAMD are parties to the Amended and Restated Class A Distribution Plan dated April 6, 2000 (the “Plan”);

WHEREAS, effective on or about May 1, 2001, the names of the Mercury Global Balanced Fund, Mercury International Fund and Mercury Pan-European Growth Fund will be changed to the Merrill Lynch Global Balanced Fund, Merrill Lynch International Fund and Merrill Lynch Pan-European Growth Fund (each, a “Fund”), respectively, and the existing Class A shares of each such Fund will be redesignated as the Class D shares;

NOW, THEREFORE, in consideration of the premises and covenants contained herein, FAMD and the Corporation hereby agree as follows:

All references in the Plan to Class A shares are hereby changed to Class D shares with respect to the Merrill Lynch Global Balanced Fund, Merrill Lynch International Fund and Merrill Lynch Pan-European Growth Fund.

Exhibit A is hereby amended as follows:

Merrill Lynch Global Balanced Fund Merrill Lynch International Fund Merrill Lynch Pan-European Growth Fund Mercury U.S. Small Cap Growth Fund Mercury U.S. Large Cap Fund

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative as of the 18th day of April, 2002.

MERCURY FUNDS, INC.

By:	/s/ Donald C. Burke
Title:	Vice President and Treasurer
FAM DISTRIBUTORS, INC.

By:	/s/ Donald C. Burke
Title:	Vice President